EXHIBIT 99.1

601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Investor/Media Contact: Dave Prichard 608.278.6141

Spectrum Brands Announces Completion of Cash Tender Offer and Satisfaction and
Discharge of Indenture Relating to its 9.500% Senior Secured Notes Due 2018

Madison, WI, September 4, 2013 -- Spectrum Brands Holdings, Inc. (NYSE: SPB) and Spectrum Brands, Inc. (“Spectrum Brands”) today announced the completion of Spectrum Brands’ cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 9.500% Senior Secured Notes due 2018 (the "Notes").  The Tender Offer expired at 11:59 p.m., New York City time, on September 3, 2013 (the “expiration date”).  Spectrum Brands received tenders from the holders of $898,067,000 of its outstanding Notes. Spectrum Brands has accepted for purchase all Notes which were validly tendered prior to the expiration date.

In addition, Spectrum Brands announced that it has deposited sufficient funds in trust with the Trustee under the indenture governing the Notes (the “Indenture”) to satisfy and discharge the Notes and the Indenture, and the Trustee has acknowledged such satisfaction and discharge.  Notwithstanding the satisfaction and discharge of the Notes and the Indenture, certain customary provisions of the Indenture relating to the compensation and indemnification of the Trustee and the application of trust money will survive.  Spectrum Brands has instructed the Trustee to redeem the remaining $51,933,000 aggregate principal amount of Notes at a redemption price equal to 100% of such Notes plus the Applicable Premium (as defined in the Indenture), as of, and accrued and unpaid interest to, but not including, the redemption date. The redemption of the Notes will occur on October 7, 2013.

Spectrum Brands financed the Tender Offer and the satisfaction and discharge with new term loans in an aggregate principal amount of $1,150 million.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, VARTA®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. On a pro forma basis following the Company’s December 2012 acquisition of the Hardware & Home Improvement Group (HHI) from Stanley Black & Decker, Spectrum Brands had net sales of more than $4 billion for fiscal 2012. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the information regarding the terms of the tender offer, the satisfaction and discharge and redemption  and other information described above, related transactions, expected sales, adjusted EBITDA, debt reduction and leverage, and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate and realize synergies from the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products we offer, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) our ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from our cost-cutting initiatives, (10) our ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

We also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. We undertake no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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